Exhibit 99.1

News Release – February 9, 2005

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Meyers to retire from F&M Trust, Franklin Financial;

Hollar named Treasurer and CFO

Franklin Financial Services Corporation (OTC – FRAF) announced today that Elaine G. Meyers will retire as Treasurer and Chief Financial Officer of the corporation and its wholly-owned subsidiary, F&M Trust, effective March 15, 2005.   Mark R. Hollar has been elected to replace Meyers as Treasurer and Chief Financial Officer for the corporation and the bank.

Meyers began her 38-year career with F&M Trust as a bookkeeper/teller and was subsequently promoted to Accounting Manager and Controller.  In 1988, she was promoted to Treasurer and Chief Financial Officer of the corporation with responsibility for the management of the bank’s Finance & Control Division.  In 1994 she was named Senior Vice President.

Hollar joined F&M Trust in 1994 and has 17 years experience in the banking industry.  He was named Treasurer and Controller at F&M Trust in 1999, and was promoted to Vice President in 2000.  A graduate of Shippensburg University with a bachelor’s degree in Business Administration, Hollar earned a master’s degree in Business Administration from Frostburg State University.  In addition, he is a graduate of the Graduate School of Banking at the University of Wisconsin sponsored by the American Institute of Banking (AIB).

A Chambersburg native, Hollar lives in the Chambersburg area with his wife and three sons. He is active in community services as a volunteer for the South Hamilton Youth League, where he serves as president, and Chambersburg YMCA, where he serves on the board of directors.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of approximately $560 million.  F&M Trust Company, has sixteen community banking offices located in Boiling Springs, Carlisle, Chambersburg, Mont Alto, Marion, Newville, Shippensburg and Waynesboro.